UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
Form 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): February 5, 2007
Broadcom Corporation
(Exact Name of Registrant as Specified in Charter)

California (State or Other Jurisdiction of Incorporation)	000-23993 (Commission File Number)	33-0480482 (IRS Employer Identification No.)
16215 Alton Parkway, Irvine, California 92618
(Address of Principal Executive Offices)(Zip Code)
Registrant’s telephone number, including area code: (949) 926-5000
Not Applicable
(Former Name or Former Address, if Changed since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
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☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
SIGNATURES

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e) On February 5, 2007 the Board of Directors of Broadcom Corporation approved special payments to certain members of its Audit Committee. These payments were proposed and approved in light of the extraordinary amount of time and effort expended by such individuals in connection with Broadcom’s voluntary review of its equity award practices, as well as the restatement of its financial statements for the three months ended March 31, 2006 and prior periods included in amended reports filed with the Commission on January 23, 2007.
During the course of the review, conducted over an eight-month period, the four directors held more than 30 formal meetings and participated in numerous additional working sessions and informal telephonic and face-to-face meetings. They were also responsible for supervising and reviewing the work of the company’s outside legal counsel in the portion of the review related to determining appropriate measurement dates for the company’s equity awards and the work of independent legal counsel in the portion of the review related to the conduct and performance of Broadcom’s officers, employees and directors who were involved in the stock option granting process. The latter counsel reviewed more than six million pages of documents and electronic information and interviewed more than forty individuals, some more than once.
The following table sets forth the amount of the special payment to be received by each of the affected directors:

Audit Committee Member	Amount of Payment
George L. Farinsky, Chair	$125,000
Nancy H. Handel	$50,000
John Major	$50,000
Robert E. Switz	$50,000

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BROADCOM CORPORATION, a California corporation
February 9, 2007	By:	/s/ Bruce E. Kiddoo
Bruce E. Kiddoo
Vice President, Corporate Controller and Acting Chief Financial Officer